Exhibit 3.1

CERTIFICATE OF DESIGNATIONS,

PREFERENCES AND RIGHTS

of

SERIES A CONVERTIBLE PREFERRED STOCK

of

ARROWHEAD RESEARCH CORPORATION

(Pursuant to Section 151 of the

Delaware General Corporation Law)

Arrowhead Research Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that the Board of Directors of the Corporation (the “Board of Directors” or the “Board”) pursuant to authority of the Board of Directors under Section 151 of the Delaware General Corporation Law (“DGCL”), and in accordance with the provisions of its Certificate of Incorporation and Bylaws, adopted the following resolution on October 20, 2011, which authorizes a series of the Corporation’s Preferred Stock, par value $0.001 per share (the “Preferred Stock”):

RESOLVED, that the Board of Directors of the Corporation, pursuant to authority expressly vested in it by the Certificate of Incorporation of the Corporation, hereby creates a series of Preferred Stock, par value $0.001 per share, with such respective voting powers and with such respective designations, preferences and relative, participating, optional and other special rights and qualifications, limitations and restrictions, as set forth below:

I. DESIGNATION AND AMOUNT

The designation of the new series, which consists of 10,000 shares of Preferred Stock, is the Series A Convertible Preferred Stock (the “Series A Preferred Stock”).

II. CERTAIN DEFINITIONS

For purposes of this Certificate of Designations, the following terms shall have the following meanings:

A.	“Beneficial Ownership” and “Beneficially Owns” shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulations 13D-G thereunder.

B.	“Change of Control” shall mean any of the following:

(i)

the consolidation, merger or other business combination of the Corporation with or into another entity (other than a consolidation, merger or other business combination in which holders of the Corporation’s voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, in substantially the same proportion as immediately preceding the transaction, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities);

(ii)	the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation (including, without limitation, any such action effected by the Corporation or any subsidiary of the Corporation by merger, consolidation or otherwise) of all or substantially all of the intellectual property or assets of the Corporation and its subsidiaries, taken as a whole; or

(iii)	the sale, in a single transaction or series of transactions, of Common Stock and/or Preferred Stock (“Capital Stock”) to any purchaser (a “Purchaser”) who, with the Purchaser’s affiliates, Beneficially Owns immediately after such purchase either: (A) a majority of the outstanding Capital Stock of the Corporation, determined on an as-converted basis or (B) a number of shares of Capital Stock that would entitle the holder(s) thereof to elect a majority of the Board.

C.	“Closing Date” means the date of the closing under the Series A Preferred Subscription Agreement, dated October 21, 2011, by and among the Corporation and the purchasers named therein, as the same may be amended from time to time (the “Purchase Agreement”).

D.	“Closing Sales Price” means, as of any date, (i) the last trading price of the Common Stock on the principal Trading Market during regular trading hours on which such security is listed or traded as reported by Bloomberg Financial L.P. (or a comparable reporting service of national reputation selected by the Corporation and reasonably acceptable to the Requisite Holders, if Bloomberg Financial L.P. is not then reporting closing sales prices of the Common Stock) (collectively, “Bloomberg”) or (ii) if no last trading price is so reported for such date, the average of the closing bid and ask prices on the principal Trading Market during regular trading hours on which such security is listed or traded as reported by Bloomberg. If the Closing Sales Price cannot be calculated for such Common Stock as of any of such dates on any of the foregoing bases, the Closing Sales Price on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Requisite Holders and reasonably acceptable to the Corporation, with the reasonable costs of such determination to be borne by the Corporation.

E.	“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed into.

F.	“Common Stock Equivalents” means any securities of the Corporation that would entitle the holder thereof to acquire, directly or indirectly, at any time, Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other agreement, document or instrument that is at any time convertible into, exercisable for or exchangeable for, or otherwise entitles the holder thereof to receive, directly or indirectly, Common Stock.

G.	“Conversion Date” means, for any Optional Conversion, the date specified in the notice of conversion in the form attached hereto (the “Notice of Conversion”), so long as a copy of the Notice of Conversion is delivered via electronic mail resulting in notice to the Corporation before 11:59 p.m., New York City time, on the Conversion Date indicated in the Notice of Conversion; provided, however, that if the Notice of Conversion is not so e-mailed before such time, then the Conversion Date shall be the date the holder e-mails the Notice of Conversion to the Corporation.

H.	“Conversion Price” means $0.38.

I.	“Face Amount” shall mean, with respect to the Series A Preferred Stock, $1,000 per share, as adjusted for stock splits, stock dividends, combinations, recapitalizations, reclassifications or the like.

J.	“Original Issue Date” means, with respect to each share of Series A Preferred Stock, the date of issuance of such share.

K.	“Other Stock” means (i) any class or series of preferred stock or other capital stock of the Corporation, other than Common Stock, Common Stock Equivalents and Series A Preferred Stock, and (ii) any securities of the Corporation or of any subsidiary of the Corporation that would entitle the holder thereof to acquire, directly or indirectly, at any time any capital stock listed in clause (i), including, without limitation, any debt, preferred stock, right, option, warrant or other agreement, document or instrument that is at any time convertible into, exercisable for or exchangeable for, or otherwise entitles the holder thereof to receive, directly or indirectly, any capital stock listed in clause (i).

L.	Unless otherwise expressly provided in this Certificate of Designations, each reference to a “person” refers to any individual, entity or association, including, without limitation, any corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, and trust, business trust or other organization, whether or not a legal entity, or a government or agency or any political subdivision thereof.

M.	“Requisite Holders” means the holders of a majority of the then outstanding shares of Series A Preferred Stock, voting together as one class.

N.	“Trading Day” means, except as set forth below, a day on which the Corporation’s securities are traded on a Trading Market; provided, however, that in the event that the Corporation’s securities are not traded on a Trading Market, then Trading Day shall mean any day except Saturday, Sunday and any day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

O.	“Trading Market” means the OTC Bulletin Board or the Pink Sheets, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, the New York Stock Exchange, the NYSE, Amex or any of the markets operated by the OTC Markets Group, Inc., or any successor markets thereto.

III. DIVIDENDS

A.

Holders of Series A Preferred shall be entitled to receive a cumulative dividend of 10% of the Face Amount per annum, which will accrue semi-annually with respect to each share of Series A Preferred, from the applicable date of issue through the date of Stockholder Approval (as defined in the Section 9 of the Purchase Agreement), and will be paid on June 30 and December 31 of each year in preference to any dividends to be paid on the Common Stock or any Junior Securities (as defined below). Such dividends shall be payable in additional shares of Series A Preferred Stock valued for this purpose at the Face Amount; provided, however, that if such additional shares of Series A Preferred Stock are not legally available for the payment of dividends on the Series A Preferred Stock, such dividends shall, effective on the close of business on a dividend payment date with respect to an unpaid dividend, accrete to, and increase, the Face Amount of the Series A Preferred Stock. If any such cumulative dividends would result in the issuance of a fractional share of Series A Preferred Stock, the Corporation shall issue a fractional share therefor, rounded to the nearest 1/1000th of a share. For the avoidance of doubt, in the event of a conversion that occurs between semi-annual accrual dates, dividends shall be deemed to accrue through the date of such conversion, even if such accrual is less than a full semi-annual dividend period.

B.	For any other dividends or distributions by the Corporation, Holders of Series A Preferred Stock will participate with the holders of Common Stock on an as-converted basis.

IV. CONVERSION

A.

Conversion at the Option of the Holder. Subject to the limitations on conversions contained in Paragraph C. of this Article IV. and Section 9 of the Purchase Agreement, each holder of shares of Series A Preferred Stock may, at any time and from time to time, convert (an “Optional Conversion”) each of its shares of Series A Preferred Stock into a number of fully paid and non-assessable shares of Common Stock determined in accordance with the following formula:

Face Amount

Conversion Price

B.	Mechanics of Conversion. In order to effect an Optional Conversion, a holder shall deliver a copy of the fully executed Notice of Conversion (in the form attached hereto) to the Corporation.

(i)	Delivery of Common Stock Upon Conversion. The Corporation (itself, or through its transfer agent) shall promptly issue and deliver (i.e., deposit with a nationally recognized overnight courier service postage prepaid) to the holder or its nominee a certificate representing that number of shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock being converted.

(ii)	No Fractional Shares. If any conversion of Series A Preferred Stock would result in the issuance of a fractional share of Common Stock, such fractional share shall be payable in cash based upon the Closing Sales Price on the Trading Day immediately preceding the Conversion Date and the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be the next lower whole number of shares.

C.	Limitations on Conversions. Notwithstanding anything in this Certificate of Designations to the contrary, in no event shall any holder of shares of Series A Preferred Stock have the right to convert shares of Series A Preferred Stock into shares of Common Stock (x) to the extent that such issuance or sale or right to effect such conversion would result in the holder or any of its affiliates together Beneficially Owning more than 19.99% of the then issued and outstanding shares of Common Stock or (y) if such holder or any of its affiliates together Beneficially Own more than 19.99% of the then issued and outstanding Common Stock immediately prior to such purported issuance, sale, transfer or conversion. The restriction contained in this Paragraph C. may not be waived. Any purported conversion effected in violation of this Paragraph C. shall be null and void. Certificates representing shares of Series A Preferred Stock shall have imprinted, typed, stamped or otherwise affixed thereon a legend in substantially the following form:

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND CONVERSION RESTRICTIONS AND MAY BE TRANSFERRED OR CONVERTED ONLY AS PERMITTED BY THE TERMS OF THE CERTIFICATE OF DESIGNATIONS SETTING FORTH THE RIGHTS, POWERS AND PREFERENCES OF SUCH PREFERRED STOCK, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE UPON A REQUEST THEREFOR SUBMITTED TO THE SECRETARY.

V. RESERVATION OF SHARES OF COMMON STOCK

A.	If the authorized and unissued number of shares of Common Stock (the “Reserved Amount”) for any five consecutive Trading Days (the last of such three Trading Days being the “Authorization Trigger Date”) shall be less than a number sufficient to provide for the conversion in full, at the then current Conversion Price thereof, without taking into account the limitations on conversion set forth in Article IV.C., of all of the Series A Preferred Stock (i) then outstanding; (ii) then issuable; and (iii) then issuable as the payment of dividends on the Series A Preferred Stock described in clause (i) or (ii) for a period of 12 months (the “Required Reserve Amount”), then the Corporation shall immediately notify the holders of Series A Preferred Stock of such occurrence and shall take immediate action (including, if necessary, seeking stockholder approval to increase the number of shares of Common Stock that the Corporation is authorized to issue) to increase the Reserved Amount to the Required Reserve Amount.

VI. RANK

All shares of the Series A Preferred Stock shall rank (i) senior to (a) the Corporation’s Common Stock; (b) the Common Stock Equivalents in existence as of the Closing Date; and (c) any Common Stock Equivalents and any Other Stock created after the Closing Date (unless, such Common Stock Equivalents or Other Stock specifically, by their terms, rank senior to or pari passu with the Series A Preferred Stock) (collectively with the Common Stock and the Common Stock Equivalents in existence as of the Closing Date, “Junior Securities”); (ii) pari passu with any Common Stock Equivalents and Other Stock created after the Closing Date specifically ranking, by their terms, on parity with the Series A Preferred Stock (the “Pari Passu Securities”); and (iii) junior to any Common Stock Equivalents or Other Stock created after the Closing Date specifically ranking, by their terms, senior to the Series A Preferred Stock (collectively, the “Senior Securities”), in each case as to dividends or distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. Each share of Series A Preferred Stock shall rank pari passu with each other share of Series A Preferred Stock as to dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

VII. LIQUIDATION PREFERENCE

A.	If the Corporation:

(i)	shall liquidate, dissolve or wind up;

(ii)	enters into a merger or consolidation (other than one in which stockholders of the Corporation own a majority by voting power of the outstanding shares of the surviving or acquiring corporation); or

(iii)	sale, lease, transfer or other disposition of all or substantially all of the assets of the Corporation;

each (a “Deemed Liquidation Event”), then in each case, no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities pursuant to the rights, preferences and privileges thereof) upon liquidation, dissolution or winding up unless prior thereto the holders of shares of Series A Preferred Stock shall have received the Liquidation Preference with respect to each share then outstanding. If, upon the occurrence of a Deemed Liquidation Event, the assets and funds legally available for distribution among the holders of the Series A Preferred Stock and holders of Pari Passu Securities, if any, shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series A Preferred Stock and the Pari Passu Securities, if any, shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

B.	The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, if approved by the Requisite Holders, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Corporation.

C.	The “Liquidation Preference” with respect to a share of Series A Preferred Stock means an amount equal to the Face Amount thereof plus all accrued and unpaid dividends on the Series A Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). The Liquidation Preference with respect to any Pari Passu Securities, if any, shall be as set forth in the Certificate of Designations filed in respect thereof.

VIII. ADJUSTMENTS TO THE CONVERSION PRICE

The Conversion Price shall be subject to adjustment from time to time as follows:

A.	Stock Splits, Stock Dividends, Etc. If, at any time on or after the Closing Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event (in each case, whether by merger or otherwise), then, after the date of record for such event, the Conversion Price shall be proportionately reduced. If the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event (in each case, whether by merger or otherwise), then, after the date of record for such event, the Conversion Price shall be proportionately increased. In any such event described in this Paragraph A., the Corporation shall notify the Corporation’s transfer agent of such change on or before the effective date thereof.

B.	Adjustment Due to Merger, Consolidation, Etc. With respect to each share of Series A Preferred Stock, if, at any time after the Closing Date, there shall be:

(i)	any recapitalization, reclassification or change of the outstanding shares of Common Stock (but not of such share of Series A Preferred Stock), other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a transaction causing an adjustment pursuant to Article VIII.A.; or

(ii)	any share exchange pursuant to which all of the outstanding shares of Common Stock (but not such share of Series A Preferred Stock) are converted into or exchanged for capital stock or other securities of the Corporation or any subsidiary of the Corporation or any other person (or the right to receive any such securities) or into any property (including, without limitation, cash and the right to receive cash or other property) or into any combination of the foregoing (each of Subparagraphs (i)—(ii) of this Paragraph B. being a “Corporate Change”);

then in each case, the holder of such share of Series A Preferred Stock shall thereafter have the right to receive upon conversion, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable in such Corporate Change if such share of Series A Preferred Stock had been converted into Common Stock immediately prior to such Corporate Change without taking into account the limitations on conversion set forth in Article IV.

IX. VOTING RIGHTS

A.	The holders of the Series A Preferred Stock have no voting power whatsoever, except as otherwise required by the DGCL, or as expressly contemplated herein.

B.	To the extent that under the DGCL the vote of the holders of the Series A Preferred Stock, voting together as a single class, is required to authorize a given action of the Corporation, the affirmative vote of the Requisite Holders (except as otherwise may be required under the DGCL) shall constitute the approval of such action by such class. To the extent that under the DGCL holders of the Series A Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible (subject to the limitations on conversion contained in Article IV.C.) using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated. The Corporation shall not (i) combine the outstanding shares of any series of Series A Preferred Stock into a smaller number of shares of such series

(whether by reclassification, merger, stock split or otherwise) or (ii) subdivide the outstanding shares of any series of Series A Preferred Stock into a greater number of shares of such series (whether by reclassification, merger, stock split, stock dividend or otherwise) without the approval (by vote or written consent, as provided by the DGCL) of the Requisite Holders.

X. PROTECTION PROVISIONS

So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or approval required under the Corporation’s Certificate of Incorporation or Bylaws, the Corporation shall not, without the consent of the Requisite Holders, either directly or by amendment, merger, consolidation, or otherwise:

A.	amend, alter, change or repeal any provision of the Corporation’s (i) Bylaws or (ii) Certificate of Incorporation (including, for the avoidance of doubt, any Certificate of Designation or Certificate of Designations (including this Certificate of Designations) filed pursuant to Section 151(g) of the DGCL), so as to affect the Series A Preferred Stock adversely (including, but not limited to, increasing the authorized number of shares of Series A Preferred Stock (except as may be necessary to allow the Corporation to fulfill the obligations of the Corporation in Article III.); or

B.	increase the authorized number of shares of Series A Preferred Stock or issue additional shares of Series A Preferred Stock (except for the issuance of additional shares of Series A Preferred Stock as may be necessary to allow the Corporation to fulfill the obligations of the Corporation in Article III.).

XI. MISCELLANEOUS

A.	Cancellation of Series A Preferred Stock. If any shares of Series A Preferred Stock are converted pursuant to Article IV., the Corporation shall take all actions necessary to cause the shares so converted to be canceled and return to the status of authorized, but unissued preferred stock of no designated series.

B.	Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any stock certificate(s) representing shares of Series A Preferred Stock (each a “Preferred Stock Certificate”) and (ii) (y) in the case of loss, theft or destruction, of indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver Series A Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost or stolen Preferred Stock Certificate(s) if the holder contemporaneously requests the Corporation to convert in full all shares of Series A Preferred Stock represented by such Preferred Stock Certificate(s).

C.	Allocation of Reserved Amount. The Reserved Amount shall be allocated pro rata among the holders of Series A Preferred Stock based on the number of shares of Series A Preferred Stock issued to each holder then held of record by such holder. Each increase to the Reserved Amount shall be allocated pro rata among the holders of Series A Preferred Stock based on the number of shares of Series A Preferred Stock held by each holder at the time of the increase Reserved Amount. Any portion of the Reserved Amount which remains allocated to any person or entity which does not hold any Series A Preferred Stock shall be allocated to the remaining holders of shares of Series A Preferred Stock, pro rata based on the number of shares of Series A Preferred Stock then held of record by such holders.

D.	Status as Stockholder. Upon submission of a Notice of Conversion by a holder of Series A Preferred Stock, (i) the shares covered thereby shall be deemed converted into shares of Common Stock and (ii) the holder’s rights as a holder of such converted shares of Series A Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designations.

E.	Waiver. Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the holders thereof) upon the written consent of the Requisite Holders, unless a higher percentage is required by applicable law, in which case the written consent of the holders of not less than such higher percentage shall be required.

F.	Reference to Other Agreements and Documents. When the terms of this Certificate of Designations refers to a specific agreement or other document to determine the meaning or operation of a provision hereof, the secretary of the Corporation shall maintain a copy of such agreement or document at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any stockholder who makes a request therefor. Unless otherwise provided in this Certificate of Designations, a reference to any specific agreement or other document shall be deemed a reference to such agreement or document as amended from time to time in accordance with the terms of such agreement or document.

G.

Severability. If any term of any series of Series A Preferred Stock is invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, all other terms of such series of Series A Preferred Stock as set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term of any series of Series A Preferred Stock will be deemed dependent upon any other such term unless so expressed in this Certificate of Designations.

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IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation this 25th day of October, 2011.

ARROWHEAD RESEARCH CORPORATION

By:

Name: Chris Anzalone
Title: President and Chief Executive Officer

[Signature Page to Certificate of Designations]

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert the Series A Preferred Stock)

The undersigned hereby irrevocably elects to convert              shares of Series A Preferred Stock (the “Conversion”), represented by stock certificate No(s).             (the “Preferred Stock Certificates”), into shares of common stock (“Common Stock”) of Arrowhead Research Corporation (the “Corporation”) according to the conditions of the Certificate of Designations, Preferences and Rights of Series A Preferred Stock, as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. Each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

The undersigned acknowledges that these securities are “restricted securities” under the Securities Act of 1933, as amended (the “Act”), and accordingly agrees that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series A Preferred Stock have been or will be made only pursuant to an effective registration of the transfer of the Common Stock under the Act, or pursuant to an exemption from registration under the Act.

Date of Conversion:

Applicable Conversion Price:

Shares of Common Stock Beneficially Owned:

Signature

Printed Name

Date:

Address: